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                                                                      Exhibit 99

AT THE COMPANY:
Daniel D. Viren                             Roy Youst
Senior Vice President-Finance               Director Corporate Communications
(614) 864-6400                              (614) 864-6400


FOR IMMEDIATE RELEASE
THURSDAY, MAY 15, 2003

            R.G. BARRY CORPORATION TO SELL VESTURE CORPORATION ASSETS

PICKERINGTON, OHIO - MAY 15, 2003 - R.G. BARRY CORPORATION (NYSE:RGB) today announced that it has agreed to sell certain business assets of its Vesture Corporation thermal products subsidiary to a private company led by Vesture Corporation Chairman Byron Owens. The purchase agreement was signed Wednesday and is expected to close within a few weeks, subject to the buyer completing final financing arrangements and the satisfaction of other closing conditions.

Assets sold include, among other things, intellectual properties, inventories, equipment and the Vesture name. The buyer also will assume certain liabilities. R.G. Barry did not disclose the sale price, but will retain certain trade accounts receivable, receive a cash payment, a note, and potential royalties on certain annualized sales through 2006.

"We continue to believe that the thermal products concept has tremendous viability, but this sale is the right decision for R.G. Barry Corporation and its shareholders," said Gordon Zacks, R.G. Barry Chairman and Chief Executive Officer. "For us, the thermal products business has become a management distraction and financial drain. Today's sale will curtail losses in our thermal products segment, further reduce our inventories and provide a potential for royalties. R.G. Barry management now can focus on what we know best, our at- and around-the-home comfort footwear business."

Vesture Corporation's hot and cold thermal retention technology products are used in various consumer products and in commercial applications for the preservation and transport of prepared foods.

To learn more about R.G. Barry Corporation and its at- and around-the-home footwear products, visit the Company Website at (www.rgbarry.com).


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this news release, other than statements of historical fact, are forward-looking statements as that term is defined in the Private Litigation Reform Act of 1995. These forward-looking statements are based upon our current plans and strategies, and reflect our current assessment of the risks and uncertainties related to our business. In addition to the risks and uncertainties noted in the release, there are factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include product demand and market acceptance; the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; economic, regulatory and cultural difficulties or delays in our business development outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; the availability and costs of financing; capacity, efficiency and supply constraints; weather; the effects of terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications and Securities and Exchange Commission filings.